                                        EXHIBIT 10.414

THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NOTICE OF NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION STOCK OPTION GRANT

You have been granted the following option to purchase common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”) under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”):

Name of Recipient:	<first_name> <last_name>
Total Number of Shares Granted:	<shares_awarded>
Exercise Price per Share:	<award_price>
Grant Date:	<award_date>
Expiration Date:	<expire_date>
Vesting Schedule:	This option is fully vested and non-forfeitable at all times.

You and Schwab agree that this option is granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors' Deferred Compensation Plan II and the Stock Option Agreement, which are made a part of this notice. Please review the Plan and the Stock Option Agreement carefully, as they explain the terms and conditions of this option. You agree that Schwab may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Deferred Compensation Stock Option Agreement and in the Plan.

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THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION STOCK OPTION AGREEMENT

Tax Treatment	This option is a non-qualified stock option and is not intended to qualify as an incentive stock option under federal tax laws.

Vesting
This option has been issued under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”) pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the "Deferred Compensation Plan") and is fully vested and non-forfeitable at all times.

Exercise Procedures
You or your representative may exercise this option by following the procedures prescribed by The Charles Schwab Corporation (“Schwab”). If this option is being exercised by your representative, your representative must furnish proof satisfactory to Schwab of your representative's right to exercise this option. After completing the prescribed procedures, Schwab will cause to be issued the shares of common stock of Schwab (“Shares”) purchased, which will be registered in the name of the person exercising this option.

Forms of Payment	When you submit your notice of exercise, you must pay the option exercise price for the Shares you are purchasing. Payment may be made in one of the following forms:

•Cash in your Schwab brokerage account in an amount sufficient to cover the option exercise price of the Shares and the required tax withholding (this exercise method is sometimes referred to as “Exercise and Hold”).

•Shares are surrendered to Schwab. These shares will be valued at their fair market value on the date when the new Shares are purchased. (This exercise method is sometimes referred to as a “Stock Swap.”)

•By delivery (in a manner prescribed by Schwab) of an irrevocable direction to Charles Schwab & Co., Inc. to sell Shares (including Shares to be issued upon exercise of this option) and to deliver all or part of the sale proceeds to Schwab in payment of all or part of the exercise price. (This exercise method is sometimes referred to as “Exercise and Sell” or “Sell to Cover.”)

Term	This option expires no later than the 10th anniversary of the Grant Date but may expire earlier upon your termination of service, as described below.

Termination of Service as a Non-Employee Director
This option will expire on the date three months following the date of your termination of service as a non-employee director if such service terminates for any reason other than on account of becoming a common-law employee of Schwab or its subsidiaries, death, disability or retirement. The terms “disability” and “retirement” are defined below.
If you become an employee of Schwab or its subsidiaries, this option will expire on the date three months following the date you cease to be an employee of Schwab and its subsidiaries (other than by reason of disability, death or retirement). If you cease to be a non-employee director or an employee of Schwab and its subsidiaries by reason of your disability or death, then this option will expire on the first anniversary of the date of your death or disability.
If you cease to be a non-employee director by reason of your retirement, then this option will expire on the 10th anniversary of the Grant Date.

Definition of Disability
For all purposes of this Agreement, "disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
For all purposes of this Agreement, "retirement" means your resignation or removal from the Board of Directors of Schwab (“Board”) or the board of a subsidiary of Schwab at any time after you have attained age 70 or completed 5 continuous years of service as a non-employee director on the Board and/or the board of a subsidiary of Schwab. Serving simultaneously for a year on the Board and the board of a subsidiary of Schwab is counted as one year total for purposes of determining years of service. If you serve on the Board and the board of a subsidiary of Schwab, you must leave both boards to qualify for retirement.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to Schwab to pay any applicable withholding of income and employment taxes that may be due as a result of the option exercise. You acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Restrictions on Exercise and Issuance or Transfer of Shares	You cannot exercise this option and no Shares may be issued under this option if the issuance of Shares at that time would violate any applicable law, regulation or rule. Schwab may impose restrictions upon the sale, pledge, or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of Schwab and its counsel, such restrictions are necessary or desirable to comply with applicable law, regulations, or rules.

No Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of Schwab until you have exercised this option by giving the required notice to Schwab and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

No Right to Remain Director or Employee	Nothing in this Agreement will be construed as giving you the right to be retained as a director or an employee of Schwab and its subsidiaries.

Transfer of Option
In general, only you may exercise this option prior to your death. You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.

You may dispose of this option in your will or in a beneficiary designation. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your options will be exercisable by your estate.

This option may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Shares, the Compensation Committee of the Board shall adjust the number of Shares covered by this option and the exercise price per Share.

Severability
In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Schwab regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS

The additional (or, if so indicated, different) terms and conditions set forth below are specifically incorporated into the Stock Option Agreement (the “Agreement”) for awards granted outside the United States (“U.S.”). These terms and conditions govern this option granted under the Plan if you reside or render services outside of the U.S. Due to the complexities of legal, regulatory and tax issues, you should seek appropriate professional advice as to how the relevant laws in the applicable country may apply to your individual situation.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Forms of Payment: Canadian residents are prohibited from paying the option exercise price for the Shares through the use of a Stock Swap method of exercise.

Withholding Taxes and Stock Withholding: The following provisions supplement the Withholding Taxes and Stock Withholding section of the Agreement:

You acknowledge that, regardless of any action taken by Schwab or, if different, the subsidiary of Schwab to which you are providing services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab or the Service Recipient. You further acknowledge that Schwab and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate your liability for withholding taxes or achieve any particular tax result. Further, if you are subject to withholding taxes in more than one jurisdiction, you acknowledge that Schwab and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for withholding taxes in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Schwab and/or the Service Recipient to satisfy all withholding taxes.

In this regard, you authorize Schwab and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all withholding taxes by one or a combination of the following: (a) withholding from cash compensation paid to you by Schwab and/or the Service Recipient; (b) withholding from funds in your Schwab brokerage account; (c) requiring you to make a cash payment in an amount equal to the withholding obligations for withholding taxes; (d) withholding from proceeds of the sale of Shares acquired upon exercise of this option either through a voluntary sale or through a mandatory sale arranged by Schwab (on your behalf pursuant to this authorization without further consent); (e) withholding in Shares to be issued upon exercise of this option; or (f) any other method of withholding determined by Schwab and permitted by applicable law.

Schwab may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to Schwab and/or the Service Recipient. If the obligation for withholding taxes is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the withholding taxes.

Finally, notwithstanding any language to the contrary herein, the withholding obligations for withholding taxes for Canadian residents will not be satisfied by withholding in Shares.

Securities Law Information: You are permitted to sell the Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting: Foreign property, including Shares acquired under the Plan and options granted under the Plan, must be reported on Form T1135 (Foreign

Income Verification Statement) if the total cost of such foreign property exceeds CAD 100,000 at any time during the year. If the CAD 100,000 cost threshold is exceeded by other foreign property held, the options must be reported as well. Such awards may generally be reported at a nil cost. When Shares are acquired, their cost generally is the Adjusted Cost Base (ACB) of the shares. The Form T1135 must be filed by April 30 of the following year. You should consult with your personal tax advisor for further details regarding this requirement.

Nature of Grant: In accepting this option, you acknowledge, understand and agree that:

(1)the Plan is established voluntarily by Schwab, it is discretionary in nature and it may be modified, amended, suspended or terminated by Schwab at any time, to the extent permitted by the Plan;

(2)the grant of this option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(3)all decisions with respect to future options or other grants, if any, will be at the sole discretion of Schwab;

(4)you are voluntarily participating in the Plan;

(5)this option, any Shares acquired under this option, and the income and value of same, are not intended to replace any compensation;

(6)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(7)if the underlying Shares do not increase in value, this option will have no value;

(8)if you exercise this option and acquire Shares, the value of such Shares may increase or decrease, even below the exercise price; and

(9)neither Schwab nor its subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this option or of any amounts due to you pursuant to the exercise of this option or the subsequent sale of any Shares acquired upon exercise.

No Advice Regarding Grant: Schwab is not providing any tax, legal or financial advice, nor is Schwab making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law: Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Schwab shall not be required to deliver any Shares issuable upon exercise of this option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Schwab shall, in its absolute discretion, deem necessary or advisable. You understand that Schwab is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Schwab shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Data Privacy:

(1)Declaration of Consent. You hereby agree with the data processing practices described in this Agreement and consent to the collection, processing and use, in electronic or other form, of your personal data as described herein and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection laws.

(2)Data Collection and Usage. Schwab will collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, any shares or directorships held in Schwab, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where Schwab’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

(3)Stock Plan Administration Service Providers. Schwab transfers Data to certain of its subsidiaries providing stock plan and broker services, or such other third party stock plan service provider as may be selected by Schwab in the future, which is assisting Schwab with the implementation, administration and management of the Plan. You may be asked to agree on separate terms and data processing practices, with such agreement being a condition of the ability to participate in the Plan.

(4)Other Service Provider Data Recipients. Schwab also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include Schwab’s legal counsel as well as Schwab’s auditor, accountant, or other third party vendor (currently Deloitte & Touche LLP). Wherever possible, Schwab will anonymize Data, but you understand that your Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

(5)International Data Transfers. Schwab and its other service providers described above under (4) are located in the United States. The United States may have different data privacy laws and protections than your country. Schwab’s legal basis, where required, for the transfer of Data is your consent.

(6)Data Retention. Schwab will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws. When Schwab no longer needs the Data, Schwab will remove it from its systems. If Schwab keeps Data longer, it would be to satisfy legal or regulatory obligations and Schwab’s legal basis would be relevant laws or regulations.

(7)Data Subject Rights. You understand that data subject rights vary depending on applicable law and that, depending on where you are based and subject to the conditions set out under applicable law, you may have, without limitation, the rights to (i) request access to or copies of Data that Schwab processes, (ii) rectify or supplement Data that is incorrect, incomplete or out-of-date in light of the purposes underlying the processing, (iii) delete Data, (iv) restrict processing of Data, (v) restrict portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact the Executive Compensation department.

(8)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service with Schwab will not be affected; the only consequence of refusing or withdrawing your consent is that Schwab would not be able to grant you options or other equity awards or administer or maintain such awards.

(9)Declaration of Consent. By accepting the options and indicating consent via Schwab’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by Schwab and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above.

BY ACCEPTING THIS OPTION GRANT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLANS.